EXHIBIT 10.24

AMENDMENT TO terms of employment

THIS AMENDMENT TO TERMS OF EMPLOYMENT (this “Amendment”) is entered into as of January 1, 2015 (the “Effective Date”), between Tile Shop Holdings, Inc. (the “Company”) and Chris Homeister (“Executive”).

RECITALS

WHEREAS, the parties entered into a written agreement governing Executive’s employment with the Company as its Chief Operating Officer on September 19, 2013, which includes the Company’s form of waiver and general release attached as Exhibit A thereto and the Company’s Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement attached as Exhibit B thereto (together, the “Employment Agreement,” attached hereto as Appendix 1);

WHEREAS, the parties intend for Executive to transition from the role of Chief Operating Officer to Chief Executive Officer and President; and

WHEREAS, the parties have mutually agreed to memorialize the terms of such transition.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Amendment, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.     Position and Terms. The parties agree that the terms of the Employment Agreement remain in full force and effect except as modified by a specific provision of this Amendment. The parties further agree that Executive shall transition from the position of Chief Operating Officer to Chief Executive Officer and President, effective January 1, 2015.

2.     Compensation. Provided that Executive performs his obligations to the Company, he shall receive the following compensation:

A.     Base Salary. Executive shall receive an annualized base salary of $400,000 paid in accordance with the Company’s normal payroll procedures.

B.      Bonus. For the 2015 calendar year and subsequent calendar years, Executive shall be eligible for an annual cash bonus based on performance objectives approved by the Board of Directors or the Compensation Committee. The target amount of the bonus will be equal to 75% of his base salary with actual payment of between 0% and 150% of his base salary.

C.      Stock Options. Executive shall be granted options to purchase 150,000 shares of the Company’s common stock effective January 2, 2015. The exercise price of the options will be equal to the fair market value of the Company’s common stock as of the January 2, 2015 date of grant, as provided in the Company’s 2012 Omnibus Award Plan (the “Plan”). These options will have a seven-year term and vest in equal installments over a five-year period beginning January 1, 2016, and will otherwise be subject to the terms of the Plan and Executive’s stock option agreement entered into pursuant thereto.

Executive’s compensation will be reviewed in January 2016 and the Company may modify salaries and benefits from time to time as its Board of Directors or the Compensation Committee deems necessary or appropriate. All forms of compensation which are referred to in this Amendment and the Employment Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

3.      Responsibilities and Reporting. The Board of Directors will outline Executive’s specific duties, responsibilities and performance expectations, and Executive will report to the Board of Directors of the Company.

4.      Representations. Executive represents and warrants that: (1) he has had the opportunity to review this Amendment with counsel of his own selection before signing it, (2) he has carefully read and understands this Amendment, and (3) he acknowledges that he is bound by the Company’s Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement, and that he has complied with its terms in all respects and that he will continue to do so.  The Company represents to Executive that the indemnification in his current indemnification agreement shall continue to apply to actions while an executive of the Company notwithstanding his termination of employment, all in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the day and year first above written.

TILE SHOP HOLDINGS, INC.

/s/ William E. Watts

By: William E. Watts

Chairman of the Board of Directors

/s/ Chris Homeister

Chris Homeister